EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Interests of Named Experts and Counsel” in the Registration Statement (Form S-8) pertaining to the BlueLinx Holdings Inc. Equity Incentive Plan and to the incorporation by reference therein of our report dated March 20, 2005, with respect to the consolidated financial statements of BlueLinx Holdings Inc. included in its Annual Report (Form 10-K) for the year ended January 1, 2005 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia
May 5, 2005